EXHIBIT B
CONFIDENTIAL                                                                                                                                                                                               Execution Version
COOPERATION AGREEMENT
THIS COOPERATION AGREEMENT (this “Agreement”), dated as of March 6, 2019, is by and among Mangrove Partners, a Cayman Islands limited liability exempt company, (“Mangrove”), Bluescape Energy Partners LLC, a Delaware limited liability company (“Bluescape”), and Cove Key Bluescape Holdings LP, a Delaware limited partnership (“Cove Key” and, together with Bluescape, collectively, the “Bluescape/Cove Key Group”). Each of Mangrove, Bluescape and Cove Key is referred to herein as a “party” and, collectively, as the “parties”.
WHEREAS, the parties desire to coordinate certain efforts with respect to (i) the proposal of certain actions relating to TransAlta Corporation (the “Company”) and (ii) the purchase of Securities (as defined in Section 12 below) by them, their affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and any of their and their affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them or their affiliates (collectively, “Covered Entities”); and
WHEREAS, in connection with the transactions contemplated by this Agreement, Mangrove Partners Master Fund, Ltd. and Cove Key contemplate entering into a Share Purchase Agreement governing the purchase and sale of certain securities of the Company (the “Purchase Agreement”) in the future.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:
1.	Purchase and Sale of Securities.
a.
Subject to the terms of this Agreement, each of Mangrove and the Bluescape/Cove Key Group may, directly or indirectly through one or more of their respective Covered Entities, acquire additional Securities; provided, however, that in no event shall Mangrove and its Covered Entities, or the Bluescape/Cove Key Group and their respective Covered Entities, collectively acquire Securities in excess of the Maximum Investment (as defined below) applicable to such party without the prior written consent of the other parties, which consent may be withheld for any or no reason.  For the avoidance of doubt, it is in each party’s sole discretion whether to acquire Securities (directly or indirectly through its Covered Entities) and in what amount (subject to the Maximum Investment).

b.
Each party shall, after 4:00 PM Eastern time on each business day, provide the other parties with information regarding any transactions effected in the Securities by such party and its Covered Entities (which information shall include (x) the quantity of Securities acquired or sold and (y) with respect to Derivative Contracts, the number of Notional Shares).

c.
For purposes of this Agreement, “Maximum Investment” shall mean (x) with respect to the Bluescape/Cove Key Group, Securities (including any Securities already beneficially owned or over which control or direction is exercised, directly or indirectly, by the Bluescape/Cove Key Group) representing 9.99% of the number of then outstanding Securities of a class of Securities of the Company and (y) with respect to Mangrove, Securities (including any Securities already beneficially owned or over which control or direction is exercised, directly or indirectly, by Mangrove) representing 9.99% of the number of then outstanding Securities of a class of Securities of the Company.  In no event will the Securities beneficially owned or over which control or direction is exercised, directly or indirectly, by Mangrove and the Bluescape/Cove Key Group total, in aggregate, 20% or more of a class of outstanding Securities of the Company unless it has first been confirmed that any acquisition that will result in such a level of holdings will not trigger the requirement for the parties to directly or indirectly make a formal take-over bid for such class of Securities under Canadian securities laws or would be reasonably likely to result in negative consequences for the non-acquiring party under any shareholder rights plan of the Company.

d.
Mangrove believes that having the Bluescape/Cove Key Group as a co-sponsor of the transactions contemplated by this Agreement provides value to Mangrove. Accordingly, as an inducement for the Bluescape/Cove Key Group to enter into this Agreement, Mangrove agrees that the Bluescape/Cove Key Group is to be reimbursed in an aggregate amount equal to the product of (A) the total of (x) $40,000,000 divided by (y) the price per share set forth in the Purchase Agreement, multiplied by (B) the total of (x) the price per share set forth in the Purchase Agreement minus (y) $5.885.

e.
Promptly after the date hereof, but in any event no later than ten days after the date of this Agreement, Mangrove shall file, or cause to be filed, a joint statement on Schedule 13D with respect to the parties’ beneficial reporting obligations under Section 13(d) of the Exchange Act (the “Schedule 13D”).  Each party shall cooperate in all respects with each other party in connection with the preparation and filing of the Schedule 13D, including by allowing each party a reasonable opportunity to review in advance and comment on drafts of the Schedule 13D.

2.	Coordinated Activities.
a.
The following matters shall require the mutual agreement of the parties (which agreement shall not be unreasonably withheld, conditioned or delayed): (i) the selection and nomination of individuals to serve as directors of the Company; (ii) hiring of professionals in connection with the activities contemplated by and resulting from this Agreement (including, without limitation, any investment bankers, local counsel, proxy solicitors, public relations firms, social media firms and private investigators), other than any professionals retained by the parties in connection with the activities contemplated hereby or resulting from this Agreement prior to the date hereof; (iii) making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iv) seeking to control, advise, change or influence the management, directors, governing instruments, shareholders, policies or affairs of the Company; (v) the conduct of any proxy contest, proxy solicitation or similar actions involving the Company and its shareholders, including requisitioning a special meeting of Company shareholders; (vi) the manner, form, content and timing of any communications with the Company, as well as any public disclosures, public statements or other communications relating to the Company, the Securities, this Agreement or the activities contemplated by this Agreement (provided that, to the extent such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a party, such party may make such required disclosure, statement or other communication without the agreement of the other parties as long as such party, to the extent practicable and permitted by applicable law and regulation, provides prior notice thereof to the other parties); (vii) the admission of any additional members to the group (within the meaning of Section 13 of the Exchange Act) formed by this Agreement or otherwise, or entering into any agreement, arrangement or understanding with, or determining to act in concert with, any person (other than an affiliate) in connection with the holding, voting or disposition of Securities or the solicitation of proxies from shareholders of the Company; (viii) the conduct and defense of any litigation in furtherance of the activities contemplated by or resulting from this Agreement; (ix) entering into any confidentiality, extension, settlement, standstill or other similar agreement with the Company; and (x) engaging in any of the foregoing activities, directly or indirectly, including, without limitation, through or by any Covered Entities, other than pursuant to the terms of this Agreement. The provisions of this Section 2(a) shall not restrict the parties’ ability to have private discussions with Company shareholders and research analysts as long as such discussions, to the extent they relate to the Company, are consistent with the actions and communications previously agreed to by the parties.

b.
No party shall be permitted, nor shall any party allow its Covered Entities, to enter into a confidentiality agreement or other agreement with any third party that directly or indirectly either (i) restricts the parties’ ability to execute transactions in Securities or (ii) relates to the receipt by such party of material non-public information with respect to the Company that could restrict such party’s ability to trade in the Securities; provided, however, that, in the event that either Mangrove or the Bluescape/Cove Key Group, directly or indirectly through their respective Covered Entities, receives any material non-public information with respect to the Company, (A) such party shall immediately notify the other parties of the fact that it has received material non-public information with respect to the Company that could reasonably be expected to restrict such party’s ability to trade in Securities, and (B) such party shall not share such material non-public information with any other party.

c.
For the avoidance of doubt, this Agreement shall not restrict (i) any party’s purchase or sale of any non-convertible debt securities of the Company or any derivative instrument with respect thereto or (ii) the sale, pledge or other disposition of any Securities.

3.	Voting of Common Shares.
a.
Unless otherwise agreed in writing by the parties, each party shall, and shall cause its Covered Entities (i) to take such commercially reasonable actions as may be required so that it may vote its Common Shares, and cause any person with whom it has shared voting power to vote such Common Shares, in connection with any meeting of shareholders or action by written consent with respect to the Company; and (ii) on the Meeting Date, (x) to attend the 2019 Meeting in person or by proxy such that all Common Shares held by such party and its Covered Entities is represented and entitled to vote on all matters to be voted upon at such meeting, (y) at the 2019 Meeting, to vote such Common Shares in person or by proxy in favor of the persons nominated by the parties or any of their respective Covered Entities to the board of directors of the Company (the “Company Actions”), in favor of any ancillary or procedural actions or matters related to giving effect to the Company Actions or required to effect the approval of the Company Actions (but in no event in contravention of any of the Company Actions) and, with respect to any other proposal put forth for a vote of the shareholders at the 2019 Meeting, in accordance with any agreement of the parties prior to the conclusion of the 2019 Meeting, and (z) at the 2019 Meeting, not to vote any such Common Shares other than as provided in the immediately preceding clause (y).

b.
In the event that, prior to the 2019 Meeting, the Company convenes a special meeting of the shareholders of the Company for the removal or election of directors or any other proposals, the terms of Section 3(a) shall also apply to the parties, to the furthest extent possible, with respect to their conduct in connection with voting at such special meeting.

c.
For purposes of this Section 3, (i) “Meeting Date” shall mean the date of the Company’s 2019 Meeting; and (ii) “2019 Meeting” shall mean the annual meeting of the shareholders of the Company to be held in calendar year 2019.

4.
Shared Expenses.  Mangrove and the Bluescape/Cove Key Group shall pay from and after the date of this Agreement, on a 75% and 25% pro rata basis, respectively (the “Sharing Ratio”), all third party out-of-pocket expenses incurred by the parties and their respective Covered Entities in furtherance of the actions agreed to be undertaken pursuant to this Agreement that have been approved by the parties (which approval shall not be unreasonably withheld, conditioned or delayed) in writing (including, for such purposes, through email correspondence) prior to or after their incurrence; provided, however, that (i) Mangrove shall be responsible for and pay all third party out-of-pocket expenses that pertain only to it and its respective Covered Entities and (ii) the Bluescape/Cove Key Group, shall be responsible for and pay all third party out-of-pocket expenses that pertain only to it and its respective Covered Entities (including the payment of all costs and expenses incurred in connection with the preparation and filing of any anti-trust notification or report forms with the applicable foreign or domestic regulatory body with respect to the Company). Promptly upon request, Mangrove shall reimburse the Bluescape/Cove Key Group and the Bluescape/Cove Key Group shall reimburse Mangrove, in each case for their respective portion of any such shared expenses incurred or to be incurred by such other party; provided, however, that the party seeking reimbursement shall provide the other parties with reasonable documentation evidencing its expenses upon request.  Notwithstanding the foregoing, a party will not be entitled to contribution for any expense or liability arising out of such party’s or its affiliates’ breach of this Agreement, fraud, willful misconduct or gross negligence.  Except as otherwise agreed between Bluescape and Cove Key and/or their respective affiliates or pursuant to the fund documents of Cove Key, no party shall charge the other parties any management, incentive or similar fees in connection with this Agreement or the actions contemplated by or resulting from this Agreement.

5.
Regulatory Reporting; Compliance. The parties shall cooperate in connection with the drafting and filing of any regulatory filing that may be required to be made in connection with the matters contemplated by or resulting from this Agreement under applicable law in Canada, the United States or elsewhere (including, without limitation, any Schedule 13D (and any amendments thereto) required to be filed under the Exchange Act and any filings required to be made under other applicable statutes or regulations) or applicable stock exchange rules.  Each party shall be responsible for the accuracy and completeness of the disclosure related to such party in any such regulatory filing, and shall not be responsible for the accuracy or completeness of the information concerning the other parties therein.  Each of the parties hereby agrees to use its reasonable best efforts to ensure its compliance with all applicable regulatory requirements in connection with the activities contemplated by and resulting from this Agreement (including, without limitation, the foregoing regulatory reporting requirements).  Each party shall be responsible for any breaches or violations of such regulatory requirements by such party or any of its affiliates, individually or collectively, and shall not be responsible for any such breaches or violations by the other parties or any of such other party’s affiliates.

6.	Representations and Warranties.
a.
Each party hereby represents and warrants to the other parties that (i) such party is entering into this Agreement, and the arrangement contemplated hereby, solely as a result of its own independent analysis and research of the Company; (ii) Mangrove is not providing investment advice or investment services to the Bluescape/Cove Key Group; (iii) the Bluescape/Cove Key Group is not providing investment advice or investment services to Mangrove; (iv) such party and its Covered Entities have not executed a confidentiality agreement or other similar agreement with the Company; and (v) other than the existence of this Agreement and the actions contemplated hereby, such party and its Covered Entities do not have any material non-public information concerning the Company that could reasonably be expected to restrict any other party’s, or any of their respective Covered Entities’, ability to trade Securities.

b.
Each party hereby represents and warrants to the other parties that, as of the close of business on March 5, 2019, such party and its respective Covered Entities did not own any Securities, did not have beneficial ownership of, or exercise control or direction over, directly or indirectly, any Securities, and were not party to any Derivative Contract, in each case, except as set forth on Schedule I.

7.
Termination.  This agreement will terminate at the earliest to occur of: (a) 11:59 p.m. (New York time) on December 31, 2019; (b) the appointment or election of persons mutually agreed upon pursuant to Section 2(a) to serve as director(s) of the Company; (c) termination by the mutual written agreement of the parties; (d) ten business days following written notice by the terminating party to the other parties after such other party gave notice that it received material non-public information with respect to the Company that could reasonably be expected to restrict such party’s ability to trade in Securities; (e) termination by one party upon 5 days’ prior written notice in the event that (i) the parties come to a material disagreement as to the conduct or strategy of the parties with respect to the Company or (ii) a party determines, despite using its reasonable best efforts, that it must dispose of all Securities then owned by such party because the failure to dispose of such Securities would reasonably be expected to have a material, detrimental effect on such party or its affiliates; and (f) termination by one party in the event that any other party has ceased to comply with or has breached any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within ten days after receipt by such other party of notice by the terminating party specifying such material breach or failure. In the event that this Agreement is terminated, the parties shall cooperate to take such actions as may be necessary or required to publicly disclose the occurrence of such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act or Canadian securities laws concerning the Company, the Securities and/or the relationship of the parties.  Sections 4, 6 and 10 shall survive any termination of this Agreement.

8.
Relationship of the Parties.  Nothing in this Agreement, and no actions taken by the parties or their respective Covered Entities resulting from this Agreement, shall be construed as creating between the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes), any agency relationship, or the establishment of any investment advisory service or the provision of any investment advice by one party for the benefit of the other, nor shall any party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or disposition of any Securities.

9.
Entire Agreement.  This Agreement and the Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.
Miscellaneous.  This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York, (b) may not be assigned (and any assignment in violation of this Agreement will be null and void), amended, waived or modified except by a writing signed by each party (and neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder), and (c) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, and signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

11.
Further Assurances; Survival.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

12.	Defined Terms. For purposes of this Agreement:
a.
“beneficially own” or “beneficial ownership” with respect to any Securities shall mean having “beneficial ownership” of such Securities as determined pursuant to Rule 13d-3 under the Exchange Act or Canadian law.

b.	“Common Shares” shall mean the common shares of the Company.

c.
“Derivatives Contract” shall mean (i) a swap or other instrument, agreement, security or exchange contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Common Shares or other voting or equity securities of the Company specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Shares”), regardless of whether obligations under such instrument, agreement, security or exchange contract are required or permitted to be settled through the delivery of cash, Common Shares, other voting or equity securities of the Company or other property (without regard to any short position under the same or any other Derivatives Contract), or (ii) any other instrument, agreement or understanding that affects, directly or indirectly, a party’s economic interest in Common Shares or other voting or equity securities of the Company.

d.
“Securities” shall mean, collectively, Common Shares, any other voting or equity securities of the Company, any securities convertible into voting or equity securities of the Company, and Derivative Contracts; for the avoidance of doubt, Securities shall not be deemed to include, nor shall the parties transact in, any voting or equity securities of TransAlta Renewables Inc. or any securities convertible into voting or equity securities of TransAlta Renewables Inc.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

MANGROVE PARTNERS

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	President and Director

BLUESCAPE ENERGY PARTNERS LLC

By:	/s/ Jonathan Siegler
Name:	Jonathan Siegler
Title:	Managing Director

COVE KEY BLUESCAPE HOLDINGS LP

By:	/s/ Jeff Coviello
Name:	Jeff Coviello
Title:	Managing Member

Schedule I
Ownership of Securities as of March 5, 2019
Entity	Beneficial Ownership of Common Shares	Notional Shares pursuant to Derivative Contracts
Mangrove
The Mangrove Partners Master Fund, Ltd.	26,923,017 Common Shares
Total	26,923,017 Common Shares	0 Common Shares
Bluescape/Cove Key Group
Cove Key Bluescape Holdings LP	958,580 Common Shares
Total	958,580 Common Shares	0 Common Shares